Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 11, 2019, except for Note 13 and Note 17, as to which the date is November 15, 2019, in the Registration Statement (Form F-1) and related Prospectus of CDP Holdings, Ltd dated November 15, 2019.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 15, 2019